EXHIBIT 99.01

Cellegy Raises $10.3 Million in Private Placement

SOUTH SAN FRANCISCO, Calif. – July 27, 2004 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that it has raised $10.3 million in a private placement of its common stock, primarily to existing institutional investors.  The post-financing ownership of Cellegy’s three largest shareholders will remain at approximately their pre-financing percentages, with SJ Strategic Investments at 29%, Tisch Family Investments at 19.5% and Fuller & Thaler at 4.4%.

The transaction consisted of the sale of 3.02 million shares of common stock at an offering price of $3.42 per share.  The Company also issued 604,000 warrants (20% warrant coverage) at an exercise price of $4.62 per share (35% premium to the offering price).  Pursuant to the transaction agreements, the Company intends to file a registration statement with the Securities and Exchange Commission covering the possible resale of the shares from time to time in the future.

“We are pleased to complete this self-directed financing with four of our long time institutional investors, including Broadwood Capital, and two new investors,” said K. Michael Forrest, Cellegy’s President and CEO.  “We welcome new investors Kingsway, LLC and Silver Oak Investments.  The additional funding will allow us to continue our key clinical and corporate development programs, and to begin preparing pre-launch commercialization plans for Cellegesic, pending input from the FDA on the timing and approvability of this important new therapy.”

About Cellegy

Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, women’s health care conditions and certain cancers.

In June 2004, the Company submitted a New Drug Application (“NDA”) to the FDA for marketing approval of CellegesicTM (nitroglycerin ointment), a nitric oxide donor for the treatment of chronic anal fissure pain.  The product recently received “approvable” status in the United Kingdom.  The Company is also pursuing the use of Cellegesic for the treatment hemorrhoids, as well as dyspareunia, a painful condition that prevents or inhibits sexual intercourse in more than 5 million women in the United States.  There is currently no effective treatment for dyspareunia.

TostrelleTM (testosterone gel) is in a Phase 2 trial to improve libido in testosterone deficient women. Cellegy is in discussions with the FDA to determine requirements for marketing approval of FortigelTM (testosterone gel) for the treatment of male hypogonadism. Strakan Pharmaceuticals Ltd has recently licensed marketing rights to Fortigel (branded Tostrex® gel in Europe) for the United Kingdom and other European markets.  Tostrex is currently undergoing regulatory review in Sweden.  Other nitric oxide donor products being developed by Cellegy researchers address a number of conditions including prostate cancer, Raynaud’s Disease and Restless Legs Syndrome.

Forward-Looking Statements

This press release contains forward-looking statements.  Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Such risks and uncertainties relate to, among other factors: regulatory approval of Cellegesic in the United States, Rectogesic® (nitroglycerin ointment) in the United Kingdom and Tostrex in Sweden; completion, timing and the outcome of clinical trials, including the Tostrelle Phase 2 trial for Female Sexual Dysfunction and the Cellegesic Phase 2 trial for hemorrhoids; the outcome and timing of discussions with the FDA with regard to additional requirements for marketing approval of Fortigel; and the need and ability to complete corporate partnerships and additional financings. For more information regarding Cellegy’s risk factors, refer to the Company’s Annual Report on Form 10-K for the year ending 2003 and other documents filed with the Securities and Exchange Commission.

- # # # -